Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information:

Jennifer McClellan

Jennifer@blisspr.com

Bliss, Gouverneur & Associates

   (212) 840-1661

TANGER OUTLET CENTERS TO ACQUIRE BLACKSTONE INTEREST IN

CHARTER OAK JOINT VENTURE FOR $282.5 MILLION

Transaction Expected to be Accretive in the First Year

GREENSBORO, NC, August 22, 2005– Tanger Factory Outlet Centers, Inc. (NYSE: SKT) announced today that it has agreed to acquire for $282.5 million the remaining two thirds interest in the Charter Oak  portfolio owned by an affiliate of Blackstone Real Estate Advisors. The Charter Oak portfolio, comprised of nine factory outlet centers (approximately 3.3 million square feet), was acquired in December 2003 by a joint venture company, owned one third by Tanger and two thirds by Blackstone. Since then, Tanger has provided operating, management, leasing and marketing services for the properties. As a result of this transaction, the total amount of wholly-owned square footage in Tanger’s real estate portfolio will increase by 66%, from 4.9 to 8.2 million square feet. Tanger is a leading owner, developer and manager of factory outlet centers in the U.S.

The purchase price of $282.5 million involves an all-cash payment, which will be financed in the public markets through a mixture of long-term unsecured debt and equity.  Closing of the transaction is subject to certain conditions including those contained within an existing GMAC loan currently collateralizing the properties.  Tanger believes these conditions will be met and expects that the transaction, which it anticipates will close by October 2005, will be accretive to its operating profit in the first year.

Compass Advisers, LLP, the New York-based international investment banking partnership, acted as adviser to Tanger on the transaction.

“The Charter Oak portfolio, which we will now wholly own, has performed well in the past two years. The nine centers, most of which are located in high volume resort locations,  are an excellent geographic fit with our existing portfolio and offer considerable opportunities for future growth,” said Stanley K. Tanger, Founder, Chairman of the Board and Chief Executive Officer of Tanger.  “Since we entered into our joint venture with Blackstone, we have boosted the returns generated by these properties by applying our proven operating, marketing and management skills. Given the current strength of our balance sheet, the low interest rate environment and strongly performing equity market, we consider this the right time to complete this transaction.”

 “We have enjoyed an excellent and very profitable relationship with Tanger during the period of our joint venture,” said Jonathan Gray, Senior Managing Director of Blackstone. “We have been greatly impressed by their professionalism in managing the Charter Oak portfolio, which has clearly benefited from their expertise. We look forward to the opportunity to work together again in the future.”

The factory outlets, which will become fully owned by Tanger as a result of this transaction, include: Rehoboth, Delaware; Riviera Center-Foley, Alabama; Myrtle Beach, South Carolina; Park City, Utah; Hilton Head, South Carolina; Lakes Region-Tilton, New Hampshire; Lincoln City, Oregon; Westbrook, Connecticut; and Tuscola, Illinois.

Tanger will host a conference call to discuss this transaction for analysts, investors and other interested parties on August 23, 2005 at 10:00 AM Eastern Time. To access the conference call, listeners should dial 877-277-5113 and request to be connected to the Tanger Factory Outlet Centers August 23 conference call.

A telephone replay of the call will be available from August 23, 2005 at 12:00 PM Eastern Time through 11:59 PM, September 2, 2005 by dialing 800-642-1687 (conference ID # 8933518).

Tanger Factory Outlet Centers, Inc. (NYSE: SKT) is a fully integrated, self-administered and self-managed publicly traded REIT (Real Estate Investment Trust), which (including the nine Charter Oak properties)  operates 33 centers in 22 states coast to coast totaling approximately 8.7 million square feet of gross leasable area (GLA). Founded in 1981, Tanger pioneered the factory outlet concept in the US and became the first outlet center developer to be listed on the New York Stock Exchange as a publicly traded REIT in 1993. For more information on Tanger Outlet Centers, visit our web site at http://www.tangeroutlet.com.

Estimates of operating profits are by definition, and certain other matters discussed in this press release, may be forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2004.